Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARA THERAPEUTICS, INC.

Cara Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of this corporation is Cara Therapeutics, Inc., and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was July 2, 2004, under the original name Cara Therapeutics, Inc. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 5, 2014 (as amended, the “Certificate of Incorporation”). Pursuant to Section 242 of the DGCL this Certificate of Amendment (this “Amendment”) amends certain provisions of the Certificate of Incorporation.

SECOND: The Board of Directors of the Company duly adopted resolutions approving the Amendment and declaring the Amendment to be advisable.

THIRD: Article I of the Charter is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is Tvardi Therapeutics, Inc. (the “Company” or the “Corporation”).”

FOURTH: All other references to “Cara Therapeutics, Inc.” in the Certificate of Incorporation shall be replaced with “Tvardi Therapeutics, Inc.”

FIFTH: This Amendment shall become effective at 4:04 p.m. Eastern Time on April 15, 2025.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cara Therapeutics, Inc. has caused this Certificate of Amendment to be executed by its Chief Executive Officer as of April 15, 2025.

By:	/s/ Christopher Posner
Name:	Christopher Posner
Title:	Chief Executive Officer